FIRST AMENDMENT TO
                             PURCHASE AND ASSUMPTION
                                    AGREEMENT


         First amendment, dated as of June 19, 1998 (the "Amendment"), to the Purchase and Assumption Agreement, dated as of March 28, 1998 (the "Agreement"), between Bank of New Hampshire, as successor to CFX Bank ("Seller"), and First Essex Bank, FSB ("Purchaser"). Capitalized terms which are not defined herein shall have the meanings set forth in the Agreement unless the context otherwise requires.


                                   WITNESSETH:

         WHEREAS, Purchaser and Seller desire to confirm certain agreements relating to the closing of the transactions contemplated by the Agreement and related matters;

         NOW THEREFORE, Purchaser and Seller hereby agree as follows:

         1. The transfer of assets and assumption of liabilities of the Branch Offices shall occur in two steps: the Closing relating to the three Branch Offices located in Manchester and Hillsborough, New Hampshire shall occur on or about June 19, 1998 (the "Manchester Closing") and the closing relating to the two Branch Offices located in Concord, New Hampshire (the "Concord Closing," and together with the Manchester Closing, the "Closings") shall occur on or about June 26, 1998. The Effective Time of the Manchester Closing and the Concord Closing shall be as of 5:00 p.m., local time, on the date on which the particular Closing occurs. The requirements for each Closing shall be as set forth in Section 3.2 of the Agreement.

         2. Seller shall deliver to Purchaser, pursuant to Section 3.3(a) of the Agreement, a Final Closing Statement for each Closing concurrently within 20 business days following the Effective Time of the Concord Closing; and within 10 business days thereafter Purchaser and Seller shall meet at the time and place and for the purpose specified in such section of the Agreement.

         3. This Amendment is limited as specified and shall not constitute a modification or waiver of any of the provisions of the Agreement, which shall continue in full force and effect except as provided herein.

         4. This Amendment shall become effective on the date when it is executed by Purchaser and Seller.

         5. This Amendment may be executed in counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.



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         6. From and after the date that this Amendment shall become effective, all references to the Agreement shall be deemed to be references to the Agreement as amended hereby.

         7. This Amendment and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New Hampshire.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed as of the date first above written.



                                           BANK OF NEW HAMPSHIRE

                                           By:   /s/ R. Scott Bacon
                                                --------------------------------
                                                Name:   R. Scott Bacon
                                                Title:  President and Chief
                                                        Executive Officer



                                           FIRST ESSEX BANK, FSB

                                           By:   /s/ Leonard A. Wilson
                                                --------------------------------
                                                Name:   Leonard A. Wilson
                                                Title:  President and Chief
                                                        Executive Officer